American Midstream Reports In-Line Second Quarter 2015 Financial Results
Partnership Intends to Resume Distribution Increases in Conjunction
with Drop-down Plan Announced Today

DENVER, CO – August 10, 2015 - American Midstream Partners, LP (NYSE: AMID) ("Partnership") today reported financial results for the three and six months ended June 30, 2015.

Second quarter and subsequent highlights:

•	Generated Adjusted EBITDA of $14.5 million and $30.1 million for the three and six months ended June 30, 2015, respectively, increases of 113.2 percent and 73.0 percent over the prior-year periods;

•
The Partnership announced today line-of-sight to approximately $1 billion of fee-based growth through 2017, beginning with the anticipated drop down of 25 percent of ArcLight Capital’s interest in Delta House, a fee-based, semi-submersible floating production system in the Gulf of Mexico;

•
Multi-year growth plan expected to deliver improved financial outlook, including anticipated long-term distribution coverage of approximately 1.2 times, leverage ratio of less than 4.0, and fee-based gross margin of greater than 90 percent;

•	In conjunction with the Delta House drop down, the Partnership intends to recommend to its board of directors annualized distribution growth of approximately five percent.

FINANCIAL RESULTS

Gross margin (a non-GAAP financial measure) for the second quarter 2015 was $32.3 million, an increase of $10.1 million, or 45.5 percent, from $22.2 million in the prior year period. For the six months ended June 30, 2015, gross margin was $66.1 million compared to $45.2 million in the prior year period, an increase of $20.9 million, or 46.2 percent. The increase in gross margin for the three and six months ended June 30, 2015 was primarily due to higher gross margin in the Partnership's Gathering and Processing segment from the 2014 Costar Midstream and Lavaca system acquisitions.

Adjusted EBITDA (a non-GAAP financial measure) for the three and six months ended June 30, 2015 was $14.5 million and $30.1 million, respectively, compared to $6.8 million and $17.4 million for the same periods in 2014, increases of 113.2 percent and 73.0 percent, respectively. The increases were primarily related to the above-mentioned acquisitions, partially offset by lower margin contribution from the Partnership's legacy assets.

Distributable cash flow ("DCF") (a non-GAAP financial measure) for the three and six months ended June 30, 2015 was $9.6 million and $21.3 million, respectively, representing distribution coverage ratios of 0.79 and 0.87, respectively. The second quarter 2015 distribution of $12.2 million, or $0.4725 per common unit, an increase of 2.2 percent per unit from the second quarter 2014 distribution, will be paid August 14, 2015 to unitholders of record as of August 5, 2015.

Reconciliations of the non-GAAP financial measures gross margin, Adjusted EBITDA, and DCF to net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

Net loss attributable to the Partnership for the three and six months ended June 30, 2015 was $2.1 million and $1.2 million, respectively, compared to net loss of $1.7 million and $1.3 million for the same periods in 2014. The increase in net loss attributable to the Partnership was primarily attributable to non-cash losses from the disposal of a non-strategic asset.

BUSINESS HIGHLIGHTS

Delta House

The Partnership announced today the intention of an affiliate of ArcLight Capital Partners, LLC (“ArcLight”), which controls the general partner of the Partnership, to drop down 25 percent of ArcLight’s 51.7 percent controlling interest in Delta House, a fee-based, semi-submersible floating production system (FPS) and associated oil and gas export pipelines in the deepwater Gulf of Mexico. The drop down is expected to close by year-end 2015 at a purchase price of $162 million, which equates to an Adjusted EBITDA multiple of approximately five times for the next twelve months and full-year 2016. In conjunction with closing the drop down, the Partnership intends to recommend to its board of directors the resumption of annualized distribution increases of approximately five percent.

Republic Midstream Crude Oil System

In August 2014, the Partnership executed an option agreement providing the Partnership with the right to acquire a 50 percent interest in Republic Midstream, LLC (“Republic”), a crude oil gathering, storage, blending, and intermediate takeaway system in the Eagle Ford being developed by an affiliate of ArcLight. Construction timing for the Republic system has been shifted due to severe and prolonged rainfall that affected the Partnership’s Texas-based construction projects during the second quarter, as well as system modifications resulting from the producer customer’s current drilling program, and the Partnership anticipates exercising its option to acquire a 50 percent interest in 2016 following commencement of operations in late 2015.

Gathering and Processing Segment

Bakken Crude Oil Gathering System - The Bakken crude oil gathering and transportation system (“Bakken”) commenced operations in August 2015. The 50-mile Bakken system is located in the core of McKenzie County, North Dakota and has a design capacity of up to 40,000 Bbl/d of crude oil for delivery to major intrastate and interstate pipeline systems.

Transmission Segment

Midla-Natchez Pipeline - On June 29, 2015, the Partnership filed with the Federal Energy and Regulatory Commission (“FERC”) for authorization to construct the Midla-Natchez pipeline. The Midla-Natchez pipeline will replace the existing 1920s vintage Midla pipeline with a new, 12-inch pipeline extending approximately 50 miles from Winnsboro, Louisiana to Natchez, Mississippi. Subject to FERC approval, construction is expected to commence in the first half of 2016 with service beginning in late 2016.

High Point Lateral - In February 2015, the Partnership executed a 15-year, fee-based agreement to construct a 15-mile extension of the High Point system to serve an existing refinery customer in southeast Louisiana. Construction is expected to commence later this year with service expected to begin in early 2016.

Terminals Segment

Harvey - Terminal storage capacity at Harvey increased to 535,200 barrels in July with the completion of 300,000 barrels of incremental storage capacity year-to-date, of which 100 percent is leased under multi-year, firm storage contracts. Construction of an additional 150,000 barrels of storage capacity is under way with expected completion by the end of 2015. The deepwater ship dock was completed in July and can now accommodate ocean-bound vessels in one of the world’s busiest ports. Harvey has the potential for more than two million barrels of capacity when fully developed, which would increase the Partnership's existing capacity by approximately 100 percent.

2015 ADJUSTED EBITDA, DCF, AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership's forecast for 2015 Adjusted EBITDA and DCF has been updated to a range of $75 million to $80 million and $55 million to $60 million, respectively. The forecast includes the benefit of the expected drop down of 25 percent of ArcLight's interest in Delta House beginning in the fourth quarter. The benefit of the Delta House drop down is expected to be offset by lower-than-expected volumes on the Lavaca system for the remainder of 2015 due to reduced drilling by the producer customer; unexpected and prolonged weather conditions and system modifications resulting from the producer customer’s current drilling program on the Republic system that will delay exercise of the option to acquire a 50 percent interest in Republic until 2016; and delayed startup of the Bakken system due to a contractual disagreement with the anchor producer customer that has been resolved, following which the system commenced operations in August 2015. The forecast also includes the Partnership’s current expectations of operational volumes, commodity prices, and derivative instruments outstanding, and does not include the benefit of additional acquisitions, drop downs, or asset development projects the Partnership may pursue.
The Partnership's forecast for growth capital expenditures for 2015, which exclude capital expenditures for maintenance and acquisitions, has been updated to a range of $115 million to $125 million to reflect the delay in certain growth capital projects. Growth capital expenditures are primarily related to construction of the Lavaca system, Permian off-spec treating facility, Bakken system, and Longview rail facility as well as the ongoing build-out of the Harvey terminal and construction of the Midla-Natchez pipeline and High Point lateral, among other organic growth projects.

	2015 Guidance	2014 Actual	Percent change
	(millions)		(at the midpoint)
Adjusted EBITDA	$75 - $80	$45.6	70.0%
Distributable Cash Flow	$55 - $60	$32.7	75.8%
Growth Capital Expenditures	$115 - $125	$90.3	32.9%
EXECUTIVE COMMENTARY

“We are pleased to announce second quarter 2015 results in-line with our expectations and a multi-year growth plan that will allow us to resume distribution growth,” said Steve Bergstrom, Executive Chairman, President and Chief Executive Officer. “In the first half of 2015 we nearly doubled our financial results compared to 2014, and today’s announcement of approximately $1 billion of fee-based growth opportunities through 2017 positions us to deliver long-term, sustainable distribution growth to unitholders.

“We revised our 2015 guidance, which results in Adjusted EBITDA growing 70 percent compared to 2014 despite industry headwinds, including an approximate 50 percent reduction in commodity pricing. The decrease in our 2015 guidance is primarily due to lower-than-expected volumes on the Lavaca system for the balance of the year and delays in the Republic and Bakken systems described herein.

“Other incremental, fee-based asset-development projects are largely on-schedule, including the Longview rail facility and Permian off-spec treating facility, which are expected online in the fourth quarter. In addition, the successful build-out of the Harvey terminal continues with the recent completion of the deepwater ship dock and 300,000 barrels of leased, incremental storage capacity year-to-date, bringing total storage capacity at Harvey to approximately 535,000 barrels. We anticipate completing an additional 150,000 barrels of storage capacity at Harvey by the end of 2015 and continuing the strong pace of build-out into 2016.

"With the anticipated drop down of 25 percent of ArcLight’s interest in Delta House, which is expected to be immediately accretive, we anticipate recommending to our board of directors annualized distribution growth of approximately five percent. In addition, with our existing portfolio of organic growth projects, combined with the potential future drop down of a 50 percent interest in Republic Midstream and the future potential drop down of ArcLight’s remaining interest in Delta House, we expect to deliver long-term distribution coverage of approximately 1.2, leverage of less than 4.0 times and fee-based gross margin of greater than 90 percent.

“Over the past two years, the Partnership has transformed from a primarily Gulf-Coast, commodity-exposed midstream operator to a geographically diversified, fee-based MLP operating in key resource plays in the U.S. With line-of-sight to approximately $1 billion in growth opportunities through the ongoing support of ArcLight, we are well-positioned to deliver long-term, sustainable distribution growth to unitholders.”

SEGMENT PERFORMANCE

Gross Margin	Three months ended June 30,		Six months ended June 30,		Percent change
	(millions)		(millions)		quarter-to-date	year-to-date
	2015	2014	2015	2014
Gathering and Processing	$20.2	$10.5	$41.3	$20.6	92.4%	100.5%
Transmission	$9.3	$9.4	$19.4	$20.4	(1.1)%	(4.9)%
Terminals	$2.8	$2.3	$5.4	$4.3	21.7%	25.6%

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and marketing or re-delivery of natural gas and natural gas liquids ("NGLs") to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $20.2 million and $41.3 million for the three and six months ended June 30, 2015, respectively, compared to $10.5 million and $20.6 million for the same periods in 2014. The increase in gross margin was primarily attributable to incremental gross margin from assets acquired with the Costar Midstream acquisition and higher gross margin from the Lavaca system.

Natural gas throughput volumes averaged 334.1 million cubic feet per day ("MMcf/d") and 350.8 MMcf/d for the three and six months ended June 30, 2015, respectively, compared to 266.3 MMcf/d and 275.2 MMcf/d for the same periods in 2014. Processed NGLs averaged 331.1 thousand gallons per day ("Mgal/d") and 301.4 Mgal/d for the three and six months ended June 30, 2015, respectively, compared to 37.2 Mgal/d and 37.7 Mgal/d for the same periods in 2014. The increase in natural gas throughput volumes for the second quarter and first half was primarily attributable to the addition of the Costar Midstream assets and an approximate doubling of Lavaca system throughput volumes over prior-year periods, partially offset by lower throughput volumes from the Partnership's legacy assets. The increase in processed NGLs for the three and six months ended June 30, 2015 was primarily attributable to the addition of the Longview operations as part of the Costar Midstream acquisition.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets primarily under fee-based and firm transportation agreements.

Segment gross margin for the Transmission segment was $9.3 million and $19.4 million for the three and six months ended June 30, 2015, respectively, compared to $9.4 million and $20.4 million for the same periods in 2014. The modest decrease in gross margin for the second quarter and first half was attributable to lower average throughput volumes over the prior-year period.

Total natural gas throughput volumes averaged 697.1 MMcf/d and 753.7 MMcf/d for the three and six months ended June 30, 2015, respectively, compared to 765.9 MMcf/d and 814.8 MMcf/d for the same periods in 2014. The decrease in throughput volume for the second quarter and first half was primarily due to decreased volumes on the High Point system as a result of producer and pipeline maintenance activities.

Terminals - The Terminals segment provides above-ground, fee-based storage services at the Partnership's marine terminals to support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including chemicals, distillates, and agricultural products.

Segment gross margin for the Terminals segment was $2.8 million and $5.4 million for the three and six months ended June 30, 2015, respectively, compared to $2.3 million and $4.3 million for the same periods in 2014. The increase in gross margin was primarily attributable to increases in contracted storage capacity at the Harvey terminal and increased ancillary services.

BALANCE SHEET

As of June 30, 2015, the Partnership had $388.7 million outstanding under its senior secured revolving credit facility. For the three months ended June 30, 2015, capital expenditures totaled $40.8 million, which included $0.9 million for maintenance capital. Second quarter 2015 capital expenditures were primarily attributable to construction of the Lavaca system, Bakken system, and Longview rail facility as well as the ongoing build-out of the Harvey terminal.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of June 30, 2015, approximately 31 percent and 34 percent of the Partnership's expected exposure to NGL and oil prices by volume, respectively, was hedged through the end of 2015. Details regarding the Partnership's hedge program are found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 11, 2015 to discuss results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 201-0168 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:        63895113
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP

Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Consummation of the Delta House and Republic Midstream acquisitions discussed in this press release is subject to negotiation of definitive agreements and other conditions beyond our control. Construction of the growth projects described in this press release is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with acquisitions and growth, including the Delta House and Republic Midstream acquisitions, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 10, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$348	$499
Accounts receivable	6,263	4,924
Unbilled revenue	18,655	24,619
Risk management assets	1,155	688
Other current assets	8,134	15,554
Current deferred tax assets	5,504	3,086
Total current assets	40,059	49,370
Property, plant and equipment, net	622,590	582,182
Goodwill	134,853	142,236
Intangible assets, net	103,228	106,306
Investment in unconsolidated affiliates	21,935	22,252
Other assets, net	13,982	14,298
Total assets	$936,647	$916,644
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$15,957	$20,326
Accrued gas purchases	9,617	14,326
Accrued expenses and other current liabilities	18,557	25,800
Current portion of long-term debt	737	2,908
Risk management liabilities	69	215
Total current liabilities	44,937	63,575
Asset retirement obligations	35,048	34,645
Other liabilities	287	126
Long-term debt	387,100	372,950
Deferred tax liabilities	11,087	8,199
Total liabilities	478,459	479,495
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (8,682 thousand and 5,745 thousand units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	160,373	107,965
Equity and partners' capital
General Partner Interests (411 thousand and 392 thousand units issued and outstanding as of June 30, 2015 and December 31, 2014)	(5,218)	(2,450)
Limited Partner Interests (22,757 thousand and 22,670 thousand units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	265,319	294,695
Series B convertible units (1,301 thousand and 1,255 thousand units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	33,053	32,220
Accumulated other comprehensive income (loss)	(32)	2
Total partners’ capital	293,122	324,467
Noncontrolling interests	4,693	4,717
Total equity and partners' capital	297,815	329,184
Total liabilities, equity and partners' capital	$936,647	$916,644

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$67,198	$77,873	$131,660	$158,241
Gain (loss) on commodity derivatives, net	311	(193)	458	(323)
Total revenue	67,509	77,680	132,118	157,918
Operating expenses:
Purchases of natural gas, NGLs and condensate	33,334	53,818	62,311	109,039
Direct operating expenses	13,967	11,044	27,834	20,005
Selling, general and administrative expenses	5,571	5,637	12,506	11,230
Equity compensation expense	550	435	2,248	795
Depreciation, amortization and accretion expense	9,250	6,012	18,939	13,644
Total operating expenses	62,672	76,946	123,838	154,713
Gain (loss) on sale of assets, net	(2,970)	—	(2,978)	(21)
Operating income (loss)	1,867	734	5,302	3,184
Other income (expense):
Interest expense	(3,556)	(1,680)	(6,166)	(3,583)
Earnings in unconsolidated affiliates	4	—	171	—
Net income (loss) before income tax (expense) benefit	(1,685)	(946)	(693)	(399)
Income tax (expense) benefit	(317)	(149)	(473)	(138)
Net income (loss) from continuing operations	(2,002)	(1,095)	(1,166)	(537)
Income (loss) from discontinued operations, net of tax	(31)	(506)	(26)	(556)
Net income (loss)	(2,033)	(1,601)	(1,192)	(1,093)
Net income (loss) attributable to noncontrolling interests	32	66	46	174
Net income (loss) attributable to the Partnership	$(2,065)	$(1,667)	$(1,238)	$(1,267)

General Partner's Interest in net income (loss)	$(25)	$(22)	$(14)	$(15)
Limited Partners' Interest in net income (loss)	$(2,040)	$(1,645)	$(1,224)	$(1,252)

Distribution declared per common unit (a)	$0.4725	$0.4625	$0.9450	$0.9150
Limited partners' net income (loss) per common unit
Basic and diluted:
Income (loss) from continuing operations	$(0.35)	$(0.55)	$(0.53)	$(0.92)
Income (loss) from discontinued operations	—	(0.04)	—	(0.05)
Net income (loss)	$(0.35)	$(0.59)	$(0.53)	$(0.97)
Weighted average number of common units outstanding:
Basic and diluted	22,757	11,139	22,730	10,496

(a)    Distributions declared and paid during the three and six months ended June 30, 2015 and 2014 related to prior periods' earnings.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(1,192)	$(1,093)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	18,939	13,644
Amortization of deferred financing costs	667	847
Amortization of weather derivative premium	475	554
Unrealized (gain) loss on commodity derivatives, net	(213)	113
Non-cash compensation	2,294	730
Postretirement expense (benefit)	18	(23)
(Gain) loss on sale of assets, net	2,978	106
Loss on impairment of noncurrent assets held for sale	—	673
Deferred tax expense (benefit)	457	(161)
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(1,331)	(556)
Unbilled revenue	5,964	(2,083)
Risk management assets and liabilities	(875)	(965)
Other current assets	1,041	1,547
Other assets, net	37	22
Accounts payable	6,200	(851)
Accrued gas purchases	(4,709)	(188)
Accrued expenses and other current liabilities	(1,293)	680
Asset retirement obligations	—	(623)
Other liabilities	163	38
Net cash provided by operating activities	29,620	12,411
Cash flows from investing activities
Cost of acquisitions, net of cash acquired	7,383	(110,909)
Additions to property, plant and equipment	(79,734)	(13,229)
Proceeds from disposals of property, plant and equipment	3,876	6,202
Investment in unconsolidated affiliate	(626)	—
Return of capital from unconsolidated affiliate	1,329	—
Restricted cash	6,475	—
Net cash used in investing activities	(61,297)	(117,936)
Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	(348)	86,904
Unitholder contributions	330	1,276
Unitholder distributions	(24,364)	(13,793)
Issuance of Series A Units	45,000	—
Issuance of Series B Units	—	30,000
Acquisition of noncontrolling interests	—	(8)
Net distributions to noncontrolling interests	(70)	(226)
LTIP tax netting unit repurchase	(725)	(151)
Payment of deferred financing costs	(276)	(154)
Payments on other debt	(2,171)	(1,644)

Borrowings on other debt	—	170
Payments on long-term debt	(123,650)	(75,220)
Borrowings on long-term debt	137,800	80,985
Net cash provided by financing activities	31,526	108,139
Net increase (decrease) in cash and cash equivalents	(151)	2,614
Cash and cash equivalents
Beginning of period	499	393
End of period	$348	$3,007
Supplemental cash flow information
Interest payments, net	$5,572	$2,718
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$(16,897)	$9,501
Accrued paid in-kind unitholder distributions for Series A Units	7,607	5,760
In-kind unitholder distributions for Series B Units	833	1,052

American Midstream Partners, LP and Subsidiaries
Reconciliation of Adjusted EBITDA and Distributable Cash Flow
to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the Partnership
Net income (loss) attributable to the Partnership	$(2,065)	$(1,667)	$(1,238)	$(1,267)
Add:
Depreciation, amortization and accretion expense	9,250	6,012	18,939	13,644
Interest expense	3,360	1,351	5,744	2,844
Debt issuance costs	46	11	276	154
Unrealized (gain) loss on derivatives, net	(157)	75	(213)	113
Non-cash equity compensation expense	550	435	2,248	795
Transaction expenses	—	226	43	1,038
Income tax expense (benefit)	297	(135)	457	(161)
Loss on impairment of noncurrent assets held for sale	—	673	—	673
Return of capital from unconsolidated affiliate	496	—	1,329	—
Deduct:
COMA income	229	246	481	534
OPEB plan net periodic benefit	3	12	6	23
Gain (loss) on sale of assets, net	(2,970)	(63)	(2,978)	(106)
Adjusted EBITDA	$14,515	$6,786	$30,076	$17,382
Deduct:
Cash interest expense (a)	3,325	1,299	5,644	2,763
Normalized maintenance capital (b)	1,550	1,300	3,100	2,600
Series A convertible preferred payment	—	—	—	1,338
Distributable Cash Flow	9,640	4,187	21,332	10,681

(a)    Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(b)    Represents quarterly maintenance capital expenditures in each given period, which is what the Partnership expects to be required to maintain assets over the long term.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and processing segment gross margin	$20,219	$10,481	$41,265	$20,610
Transmission segment gross margin	9,333	9,350	19,394	20,363
Terminals segment gross margin	2,752	2,336	5,422	4,275
Total Gross Margin	32,304	22,167	66,081	45,248
Plus:
Gain (loss) on commodity derivatives, net	311	(193)	458	(323)
Earnings in unconsolidated affiliates	4	—	171	—
Less:
Direct operating expenses (a)	12,383	9,482	24,655	16,768
Selling, general and administrative expenses	5,571	5,637	12,506	11,230
Equity compensation expense	550	435	2,248	795
Depreciation, amortization and accretion expense	9,250	6,012	18,939	13,644
(Gain) loss on sale of assets, net	2,970	—	2,978	21
Interest expense	3,556	1,680	6,166	3,583
Other, net (b)	24	(326)	(89)	(717)
Income tax expense (benefit)	317	149	473	138
Gain (loss) from discontinued operations, net of tax	31	506	26	556
Net income (loss) attributable to noncontrolling interest	32	66	46	174
Net income (loss) attributable to the Partnership	$(2,065)	$(1,667)	$(1,238)	$(1,267)

(a)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $9.1 million and $5.7 million, respectively, and Transmission segment direct operating expenses of $3.3 million and $3.7 million, respectively, for the three months ended June 30, 2015 and 2014. Direct operating expenses related to our Terminals segment of $1.6 million and $1.6 million, respectively, for the three months ended June 30, 2015 and 2014 are included within the calculation of Terminals segment gross margin.

Direct operating expenses includes Gathering and Processing segment direct operating expenses of $18.2 million and $9.9 million, respectively, and Transmission segment direct operating of $6.4 million and $6.9 million, respectively, for the six months ended June 30, 2015 and 2014. Direct operating expenses related to our Terminals segment of $3.2 million and $3.2 million, respectively, for the six months ended June 30, 2015 and 2014 are included within the calculation of Terminals segment gross margin.

(b)	Other, net includes realized gain (loss) on commodity derivatives of $0.3 million and $(0.1) million and COMA income of $0.2 million and $0.2 million for the three months ended June 30, 2015 and 2014.
Other, net includes realized gain (loss) on commodity derivatives of $0.4 million and $(0.2) million and COMA income of $0.5 million and $0.5 million for the six months ended June 30, 2015 and 2014, respectively.

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$50,439	$50,015	$98,888	$101,641
Gain (loss) on commodity derivatives, net	311	(193)	458	(323)
Total revenue	50,750	49,822	99,346	101,318
Purchases of natural gas, NGLs and condensate	30,272	39,238	57,590	80,359
Direct operating expenses	9,130	5,746	18,223	9,914
Other financial data:
Segment gross margin	$20,219	$10,481	$41,265	$20,610
Operating data:
Average throughput (MMcf/d)	334.1	266.3	350.8	275.2
Average plant inlet volume (MMcf/d) (a) (b)	120.0	86.4	128.0	87.0
Average gross NGL production (Mgal/d) (a) (c)	331.1	37.2	301.4	37.7
Average gross condensate production (Mgal/d) (a)	95.8	43.0	97.6	42.6
Average realized prices:
Natural gas ($/Mcf)	$2.75	$5.15	$3.08	$5.40
NGLs ($/gal)	$0.64	$0.97	$0.63	$1.02
Condensate ($/gal)	$1.13	$2.24	$1.04	$2.22
Transmission segment
Financial data:
Total revenue	$12,423	$23,960	$24,171	$49,088
Purchases of natural gas, NGLs and condensate	3,062	14,580	4,721	28,680
Direct operating expenses	3,253	3,736	6,432	6,854
Other financial data:
Segment gross margin	$9,333	$9,350	$19,394	$20,363
Operating data:
Average throughput (MMcf/d)	697.1	765.9	753.7	814.8
Average firm transportation - capacity reservation (MMcf/d)	656.7	540.4	675.9	586.1
Average interruptible transportation - throughput (MMcf/d)	415.2	477.0	430.3	499.8
Terminals segment
Financial data:
Total revenue	$4,336	$3,898	$8,601	$7,512
Direct operating expenses	1,584	1,562	3,179	3,237
Other financial data:
Segment gross margin	$2,752	$2,336	$5,422	$4,275
Operating data:
Contracted Capacity (Bbls)	1,449,067	1,236,800	1,386,567	1,213,050
Design Capacity (Bbls)	1,667,467	1,265,600	1,585,433	1,215,600
Storage utilization (d)	86.9%	97.7%	87.5%	99.8%

(a)	Excludes volumes and gross production under our elective processing arrangements.

(b)	Includes gross plant inlet volume associated with our interest in the Burns Point processing plant.

(c)	Includes net NGL production associated with our interest in the Burns Point processing plant.

(d)	Excludes storage utilization associated with our discontinued operations.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flow are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts, cash distributions in excess of earnings from unconsolidated affiliates and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss) attributable to the Partnership.
Distributable cash flow is a significant performance metric used by us and by external users of the Partnership's financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership's unitholders. Using this metric, management and external users of the Partnership's financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership's unitholders since it serves as an indicator of the Partnership's success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership's quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP financial measure most comparable to distributable cash flow is net income (loss) attributable to the Partnership.
The GAAP measure most directly comparable to forecasted adjusted EBITDA and distributable cash flow is net income (loss) attributable to the Partnership. Net income attributable to the Partnership is forecasted to be approximately $10 million to $15 million in 2015.
This press release includes forecasted non-GAAP financial measures for the Delta House acquisition, including “Adjusted EBITDA.” The GAAP measure most directly comparable to Adjusted EBITDA is Net income (loss). The Partnership’s interest in Net income (loss) attributable to the acquisition is forecasted to be approximately $29 million for the next twelve months and approximately $33 million for 2016.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased and revenue from construction, operating and maintenance agreements ("COMA"). Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminals segment as revenue generated from fee-based compensation on guaranteed firm storage contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most comparable to gross margin is net income (loss) attributable to the Partnership.